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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM N-18F-1

                 NOTIFICATION OF ELECTION PURSUANT TO RULE 18f-1
                    UNDER THE INVESTMENT COMPANY ACT OF 1940.

                                The Olstein Funds
                            Exact Name of Registrant

                            NOTIFICATION OF ELECTION

     The undersigned  registered open-end investment company hereby notifies the
Securities and Exchange  Commission  that it has elected to commit itself to pay in cash all  redemptions  by a  shareholder  of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable  while such rule is in effect  unless the  Commission  by order upon application permits the withdrawal of this Notification of Election.

                                    SIGNATURE

     Pursuant to the requirements of Rule 18f-1 under the Investment Company Act of 1940,  the  registrant  has caused this  notification  of election to be duly executed on its behalf in the city of Purchase  and the state of New York on the
5th day of October, 2005.

                       Signature:           THE OLSTEIN FUNDS
                                           (Name of Registrant)

                                        By: /s/Michael Luper
                                            Name: Michael Luper
                                            Title: Treasurer

Attest: /s/Erik K. Olstein
        Name: Erik K. Olstein
        Title: Secretary